EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Third Quarter 2024 Results

EDINBURG, Va., Nov. 07, 2024 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel” or the “Company”) (Nasdaq: SHEN) announced third quarter 2024 financial and operating results.

Third Quarter 2024 Highlights

  Glo Fiber Expansion Markets1 experienced growth in a number of key metrics:
    Added approximately 6,000 subscribers in the third quarter of 2024, ending the quarter with over 59,000 subscribers.
    Passings grew approximately 22,000 to a total of approximately 320,000.
    Revenue grew $5.8 million or 62% to $15.1 million compared to the same period in 2023. Excluding Horizon markets, revenue grew 56% over the same period in 2023.
  Integration of Horizon ahead of schedule and on track to exceed synergy targets.

“We had a record quarter for Glo Fiber net additions and revenue driving top line revenue growth.” said President and CEO, Christopher E. French. “We made great progress with the integration of our Horizon acquisition, converting four of the six Horizon back-office systems to-date with clear line of sight to finish the integration in early 2025. We now expect to realize $11 million in annual synergy savings. We expect Glo Fiber and synergies will be key growth catalysts in 2025 and drivers of margin expansion.”

Shentel’s third-quarter earnings conference call will be webcast at 8:00 a.m. ET on Thursday, November 7, 2024. The webcast and related materials will be available on Shentel’s Investor Relations website at https://investor.shentel.com/.

Third Quarter 2024 Results

  Revenue in the third quarter of 2024 grew $20.2 million, or 30.0%, to $87.6 million, primarily driven by $16.9 million of revenue resulting from the acquisition of Horizon. Excluding Horizon, revenues grew $3.3 million or 4.9% primarily driven by Glo Fiber Expansion Markets Residential & SMB revenue growth of $5.3 million partially offset by declines in commercial fiber and Incumbent Broadband Markets2 Residential & SMB revenue. Glo Fiber Expansion Markets revenue growth was driven by a 54% increase in broadband data subscribers and an 7% increase in broadband data Average Revenue per User (“ARPU”). Commercial Fiber revenue decreased, as expected, due to the previously disclosed decline in T-Mobile revenue from prior period backhaul circuit disconnects as part of decommissioning the former Sprint network. Incumbent Broadband Markets revenue declined 3% due to lower video and other revenue.
  Cost of services for the three months ended September 30, 2024, increased approximately $8.1 million, or 31.0%, compared with the three months ended September 30, 2023, primarily driven by $8.6 million of cost of services from Horizon partially offset by $0.4 million decline in the legacy Shentel markets due primarily to lower programming costs as customers continue to migrate to video service alternatives.
  Selling, general and administrative expense for the three months ended September 30, 2024, increased $5.1 million, or 22.0%, compared with the three months ended September 30, 2023, primarily driven by $3.7 million of selling, general and administrative costs from Horizon and higher advertising and sales headcount to support the Glo Fiber expansion.
  Integration and acquisition expense for the three months ended September 30, 2024 increased $0.5 million compared with the three months ended September 30, 2023, primarily driven by non-recurring acquisition-related costs related to the Horizon acquisition and integration.
  Depreciation and amortization for the three months ended September 30, 2024, increased $11.6 million, or 71.7%, compared with the three months ended September 30, 2023, primarily driven by $8.3 million of depreciation and amortization expense resulting from Horizon. The remaining increase in depreciation and amortization expense is attributable to the Company’s expansion of its Glo Fiber network.
  Net loss from continuing operations was $5.3 million in the third quarter of 2024 compared with net loss from continuing operations of $0.2 million in the third quarter of 2023. The increase in the net loss was due primarily to higher depreciation and amortization from Horizon and Glo Fiber network expansion and higher interest expense from higher borrowings.
  Adjusted EBITDA for the three months ended September 30, 2024 increased to $26.6 million, representing a $6.3 million, or 31.3%, increase compared with the three months ended September 30, 2023. The former Horizon markets contributed $4.7 million. Excluding the former Horizon markets, Adjusted EBITDA grew $1.7 million, or 8.3%, driven by the previously disclosed revenue growth partially offset by higher sales and marketing expenses to support new Glo Fiber markets. Adjusted EBITDA margins grew sequentially from 27% in the second quarter to 30% in the third quarter.
  Total homes passed grew 23,800 to approximately 554,000 including 320,000 Glo Fiber Expansion Market passings and 234,000 Incumbent Broadband Markets passings. Glo Fiber Expansion Markets broadband data subscriber net additions was approximately 6,000. Incumbent Broadband Markets data subscriber net additions were flat in the third quarter 2024.

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1 Glo Fiber Expansion Markets consists of FTTH passings in greenfield expansion markets in the Shentel and former Horizon markets.
2 Incumbent Broadband Markets consists of Shentel Incumbent Cable Markets and Horizon Incumbent Telephone Markets with Fiber-To-The-Home (“FTTH”) passings.

Other Information

  Capital expenditures were $226.5 million for the nine months ended September 30, 2024 compared with $189.3 million in the comparable 2023 period. The $37.1 million increase in capital expenditures was primarily driven by $20.8 million of capital expenditures in the former Horizon markets and expansion of the networks in Glo Fiber Expansion Markets and government-subsidized markets.
  As of September 30, 2024, our cash and cash equivalents totaled $43.1 million.

Earnings Call Webcast

Date: Thursday, November 7, 2024
Time: 8:00 a.m. ET
Listen via Internet: https://investor.shentel.com/
For Analysts, please register to dial-in at this link.

A replay of the call will be available for a limited time on the Investor Relations page of the Company’s website.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides broadband services through its high speed, state-of-the-art fiber optic and cable networks to residential and commercial customers in eight contiguous states in the eastern United States. The Company’s services include: broadband internet, video, voice, high-speed Ethernet, dark fiber leasing, and managed network services. The Company owns an extensive regional network with over 16,300 route miles of fiber. For more information, please visit www.shentel.com.

This release contains forward-looking statements about Shentel regarding, among other things, its business strategy, its prospects and its financial position. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “should,” “could,” or “anticipates” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties. The forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to Shentel’s beliefs and expectations as to future events and trends affecting its business that are necessarily subject to uncertainties, many of which are outside Shentel’s control. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved, and actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors. A discussion of other factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in Shentel’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2023 and our Quarterly Reports on Form 10-Q. Those factors may include, among others, the expected savings and synergies from the Horizon Transaction may not be realized or may take longer or cost more than expected to realize, changes in overall economic conditions including rising inflation, regulatory requirements, changes in technologies, changes in competition, demand for our products and services, availability of labor resources and capital, natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as COVID-19, and other conditions. The forward-looking statements included are made only as of the date of the statement. Shentel undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as required by law.

CONTACTS:
Shenandoah Telecommunications Company
Jim Volk
Senior Vice President and Chief Financial Officer
540-984-5168
Jim.Volk@emp.shentel.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Service revenue and other	$87,599	$67,409	$242,646	$201,218
Operating expenses:
Cost of services exclusive of depreciation and amortization	34,415	26,268	94,941	76,451
Selling, general and administrative	28,006	22,952	86,223	74,021
Integration and acquisition	1,673	1,146	13,616	1,578
Impairment expense	—	1,532	—	2,552
Depreciation and amortization	27,681	16,121	70,703	47,037
Total operating expenses	91,775	68,019	265,483	201,639
Operating loss	(4,176)	(610)	(22,837)	(421)
Other (expense) income:
Interest expense	(3,668)	(1,198)	(11,740)	(2,495)
Other income, net	998	2,024	4,642	4,615
(Loss) income from continuing operations before income taxes	(6,846)	216	(29,935)	1,699
Income tax (benefit) expense	(1,542)	399	(7,768)	2,540
Loss from continuing operations	(5,304)	(183)	(22,167)	(841)
Discontinued operations:
Income from discontinued operations, net of tax	41	1,776	1,923	6,290
Gain on the sale of discontinued operations, net of tax	—	—	216,805	—
Total income from discontinued operations, net of tax	41	1,776	218,728	6,290
Net (loss) income	(5,263)	1,593	196,561	5,449
Net income attributable to redeemable noncontrolling interest	1,638	—	1,638	—
Net (loss) income attributable to common shareholders	$(6,901)	$1,593	$194,923	$5,449

Net (loss) income per share attributable to common shareholders, basic and diluted:
Loss from continuing operations	$(0.13)	$—	$(0.45)	$(0.02)
Income from discontinued operations, net of tax	—	0.03	4.10	0.13
Net (loss) income per share	$(0.13)	$0.03	$3.65	$0.11

Weighted average shares outstanding, basic and diluted	54,781	50,379	53,370	50,346

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$43,099	$139,255
Accounts receivable, net of allowance for credit losses of $1,574 and $886, respectively	32,526	19,782
Income taxes receivable	4,700	4,691
Prepaid expenses and other	17,189	11,782
Current assets held for sale	—	561
Total current assets	97,514	176,071
Investments	15,369	13,198
Property, plant and equipment, net	1,385,355	850,337
Goodwill and intangible assets, net	162,822	81,123
Operating lease right-of-use assets	20,738	13,024
Deferred charges and other assets	13,011	11,561
Non-current assets held for sale	—	68,915
Total assets	$1,694,809	$1,214,229
LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt, net of unamortized loan fees	$8,628	$7,095
Accounts payable	65,952	53,546
Advanced billings and customer deposits	15,212	12,394
Accrued compensation	16,030	11,749
Current operating lease liabilities	3,317	2,222
Accrued liabilities and other	13,994	7,747
Current liabilities held for sale	—	3,602
Total current liabilities	123,133	98,355
Long-term debt, less current maturities, net of unamortized loan fees	335,931	292,804
Other long-term liabilities:
Deferred income taxes	181,613	85,664
Benefit plan obligations	5,091	3,943
Non-current operating lease liabilities	11,657	7,185
Other liabilities	31,008	16,912
Non-current liabilities held for sale	—	56,696
Total other long-term liabilities	229,369	170,400
Commitments and contingencies (Note 15)
Temporary equity:
Redeemable noncontrolling interest	81,018	—
Shareholders’ equity:
Common stock, no par value, authorized 96,000; 54,573 and 50,272 issued and outstanding at June 30, 2024 and December 31, 2023, respectively	—	—
Additional paid in capital	145,363	66,933
Retained earnings	778,992	584,069
Accumulated other comprehensive income, net of taxes	1,003	1,668
Total shareholders’ equity	925,358	652,670
Total liabilities, temporary equity and shareholders’ equity	$1,694,809	$1,214,229

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net income	$196,561	$5,449
Income from discontinued operations, net of tax	218,728	6,290
Loss from continuing operations	(22,167)	(841)
Adjustments to reconcile net income to net cash provided by operating activities, net of effects of business acquisition
Depreciation and amortization	70,703	47,037
Stock-based compensation expense, net of amount capitalized	7,620	8,364
Impairment expense	—	2,552
Deferred income taxes	(7,768)	3,211
Provision for credit losses	1,748	1,837
Gain on sale of FCC spectrum licenses	—	(1,328)
Other, net	903	5
Changes in assets and liabilities:
Accounts receivable	(630)	1,257
Current income taxes	1,154	25,108
Operating lease assets and liabilities, net	(123)	(156)
Other assets	(3,045)	2,914
Accounts payable	(583)	(3,458)
Other deferrals and accruals	564	(4,220)
Net cash provided by operating activities - continuing operations	48,376	82,282
Net cash (used in) provided by operating activities - discontinued operations	(6,405)	9,407
Net cash provided by operating activities	41,971	91,689

Cash flows from investing activities:
Capital expenditures	(226,452)	(189,343)
Government grants received	11,094	448
Cash disbursed for acquisition, net of cash acquired	(347,411)	—
Proceeds from the sale of FCC spectrum licenses	—	17,300
Proceeds from sale of assets and other	1,846	566
Net cash used in investing activities - continuing operations	(560,923)	(171,029)
Net cash provided by (used in) investing activities - discontinued operations	305,827	(1,459)
Net cash used in investing activities	(255,096)	(172,488)

Cash flows from financing activities:
Principal payments on long-term debt	(4,843)	—
Proceeds from credit facility borrowings	50,000	75,000
Payments for debt amendment costs	(4,570)	(300)
Proceeds from the issuance of redeemable noncontrolling interest, net of financing fees paid	79,380	—
Taxes paid for equity award issuances	(1,671)	(1,317)
Payments for financing arrangements and other	(1,327)	(679)
Net cash provided by financing activities - continuing operations	116,969	72,704
Net decrease in cash and cash equivalents	(96,156)	(8,095)
Cash and cash equivalents, beginning of period	139,255	44,061
Cash and cash equivalents, end of period	$43,099	$35,966

Supplemental Disclosures of Cash Flow Information
Interest paid, net of amounts capitalized	$(8,935)	$(1,633)
Income tax (paid) refunds received, net	$(6,657)	$25,481

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin

The Company defines Adjusted EBITDA as net (loss) income from continuing operations calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, impairment expense, other income (expense), net, interest income, interest expense, income tax expense (benefit), stock compensation expense, transaction costs related to acquisition and disposition events (including professional advisory fees, integration costs, and related compensatory matters), restructuring expense, tax on equity award vesting and exercise events, and other non-comparable items. A reconciliation of net (loss) income from continuing operations, which is the most directly comparable GAAP financial measure, to Adjusted EBITDA is provided below herein.

Adjusted EBITDA margin is the Company’s calculation of Adjusted EBITDA, divided by revenue calculated in accordance with GAAP.

The Company uses Adjusted EBITDA and Adjusted EBITDA margin as supplemental measures of performance to evaluate operating effectiveness and assess its ability to increase revenues while controlling expense growth and the scalability of the Company’s business growth strategy. Adjusted EBITDA is also a significant performance measure used by the Company in its incentive compensation programs. The Company believes that the exclusion of the expense and income items eliminated in calculating Adjusted EBITDA and Adjusted EBITDA margin provides management and investors a useful measure for period-to-period comparisons of the Company’s core operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operations. Accordingly, the Company believes that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating the Company’s operating results. However, use of Adjusted EBITDA and Adjusted EBITDA margin as analytical tools has limitations, and investors and others should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies may calculate Adjusted EBITDA and Adjusted EBITDA margin or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2024	2023	2024	2023
Loss from continuing operations	$(5,304)	$(183)	$(22,167)	$(841)
Depreciation and amortization	27,681	16,121	70,703	47,037
Impairment expense	—	1,532	—	2,552
Other expense (income), net	2,670	(826)	7,098	(2,120)
Income tax (benefit) expense	(1,542)	399	(7,768)	2,540
Stock-based compensation	1,384	2,044	7,620	8,364
Integration and acquisition	1,673	1,146	13,616	1,578
Adjusted EBITDA	$26,562	$20,233	$69,102	$59,110

Adjusted EBITDA margin	30%	30%	28%	29%

Supplemental Information

Operating Statistics

	Three Months Ended September 30,
	2024	2023
Homes and businesses passed (1)	553,877	415,971
Incumbent Broadband Markets (4)	234,366	213,317
Glo Fiber Expansion Markets (5)	319,511	202,654

Residential & Small and Medium Business ("SMB") Revenue Generating Units ("RGUs"):
Broadband Data	170,586	146,797
Incumbent Broadband Markets (4)	111,320	109,404
Glo Fiber Expansion Markets (5)	59,266	37,393
Video	41,192	44,050
Voice	44,389	40,699
Total Residential & SMB RGUs (excludes RLEC)	256,167	231,546

Residential & SMB Penetration (2)
Broadband Data	30.8%	35.3%
Incumbent Broadband Markets (4)	47.5%	51.3%
Glo Fiber Expansion Markets (5)	18.5%	18.5%
Video	7.4%	10.6%
Voice	8.3%	10.2%

Fiber route miles	16,357	9,387
Total fiber miles (3)	1,825,122	813,273

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(1) Homes and businesses are considered passed (“passings”) if we can connect them to our network without further extending the distribution system. Passings is an estimate based upon the best available information. Passings will vary among video, broadband data and voice services.
(2) Penetration is calculated by dividing the number of users by the number of passings or available homes, as appropriate.
(3) Total fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.
(4) Incumbent Broadband Markets consists of Shentel Incumbent Cable Markets and Horizon Incumbent Telephone Markets with Fiber-To-The-Home (“FTTH”) passings.
(5) Glo Fiber Expansion Markets consists of FTTH passings in greenfield expansion markets in the Shentel and former Horizon markets.

Residential & SMB ARPU
	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Residential & SMB Revenue:
Broadband Data	$42,038	$35,096	$121,442	$102,422
Incumbent Broadband Markets	28,241	26,977	84,363	81,422
Glo Fiber Expansion Markets	13,797	8,119	37,079	21,000
Video	14,520	14,077	43,827	43,133
Voice	3,275	3,062	9,580	9,146
Discounts, adjustments and other	(508)	769	17	2,629
Total Residential & SMB Revenue	$59,325	$53,004	$174,866	$157,330

Average RGUs:
Broadband Data	167,514	144,510	161,169	140,420
Incumbent Broadband Markets	111,224	109,364	110,722	109,612
Glo Fiber Expansion Markets	56,290	35,146	50,447	30,808
Video	41,630	44,385	41,789	45,294
Voice	44,214	40,605	42,923	40,254

ARPU: (1)
Broadband Data	$83.65	$80.95	$83.72	$81.02
Incumbent Broadband Markets	$84.64	$82.22	$84.66	$82.54
Glo Fiber Expansion Markets	$81.70	$77.00	$81.67	$75.74
Video	$116.26	$105.72	$116.53	$105.81
Voice	$24.69	$25.14	$24.80	$25.24

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(1) Average Revenue Per RGU calculation = (Residential & SMB Revenue) / average RGUs / 3 months.